Exhibit 5.1

Qwomar Building	info@forbeshare.com
P.O. Box 4649, Road Town	www.forbeshare.com
Tortola VG1110
British Virgin Islands
T: +1 284 494 1890
F: +1 284 494 1316

DD:	+1 284 542 1899
E:	Jose.santos@forbeshare.com
Our Ref:	JS/MBD/6331.001
Your Ref:	Reference

3 E NETWORK TECHNOLOGY GROUP LIMITED
Unit 1005, 10/F., Tower A,
New Mandarin Plaza,
14 Science Museum Road,
Tim Sha Tsui,
Hong Kong

Vistra Corporate Services Centre,
Wickhams Cay II,
Road Town,
Tortola,
VG1110,
British Virgin Islands

08 August 2024

Dear Sirs

3 E NETWORK TECHNOLOGY GROUP LIMITED (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company’s Registration Statement on Form F-1 (Registration number 333-276180), including all amendments or supplements thereto (“Form F-1”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”) related to a firm commitment public offering of (i) 1,200,000 Class A ordinary shares in the Company of par value $0.0001 per share (the “Class A Ordinary Shares”), plus up to180,000 Class A Ordinary Shares to cover an over-allotment option granted to the underwriters by the Company (collectively, the “IPO Ordinary Shares”); and  (ii) underwriter’s warrants (the “Underwriter’s Warrants”) to purchase Class A Ordinary Shares equal to five percent (5%) of the total number of Class A Ordinary Shares sold in the offering (the “Warrant Shares”).

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for public inspection on 31 July 2024 at the Registry of Corporate Affairs in the British Virgin Islands including:

1.1.1	the Company’s Certificate of Incorporation; and

1.1.2	the Company’s Memorandum and Articles of Association.

1.2	A Registered Agent’s Certificate dated 8 August 2024 issued by Vistra (BVI) Ltd, the Company’s registered agent, (a copy of which is attached as Appendix A) (the “Registered Agent’s Certificate”).

1.3	A Certificate of Good Standing 7 August 2024 issued by the Registry of Corporate Affairs (the “Certificate of Good Standing”)

1.4	The records of proceedings on file with and available for inspection on 8 August 2024 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.5	The Registration Statement.

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and that the information contained in such certificate remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a company limited by shares and registered under the BVI Business Companies Act, 2004 (as amended) (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The authorised shares of the Company is 500,000,000 shares with a par value of USD 0.0001 each comprising i) 400,000,000 shares of Class A Ordinary Shares, par value USD 0.0001 per share and ii) 100,000,000 shares of Class B Ordinary Shares, par value USD 0.0001 per share.

3.3	The IPO Ordinary Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such IPO Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities).

3.4	The Underwriter’s Warrants have been duly authorised for issue, and when issued by the Company in accordance with the terms set out in the Registration Statement, will be validly issued, fully paid and non-assessable.

3.5	The Warrant Shares which are to be issued pursuant to the exercise of the Underwriter’s Warrants, when (i) issued by the Company upon due exercise of the Underwriter’s Warrants in accordance with their terms, and (ii) such issuance of Warrant Shares has been duly registered in the Company’s register of members will be validly issued, fully paid and non-assessable.

3.6	The statements contained in the Registration Statement in the sections headed “Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries”, “Risk Factors”, “Description of Share Capital”, “British Virgin Islands Taxation”, “British Virgin Islands Economic Substance Legislation” and “Enforcement of Civil Liabilities” in so far as they purport to summarise the laws or regulations of the British Virgin Islands and/or the Company’s memorandum and articles of association, as amended, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare

Forbes Hare